[HTC LOGO]
Hickory Tech Corporation
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248

Notice of Annual Meeting
Of Shareholders to be held
Monday, April 13, 1998

The Annual Meeting of the Shareholders of Hickory Tech Corporation, a Minnesota corporation (the "Company"), will be held at the Holiday Inn located at 101 Main Street, Mankato, Minnesota, on Monday, April 13, 1998, at 2:00 p.m., Central Standard time, for the following purposes:

1. To elect three directors to serve for ensuing three-year terms;
2. To approve the Directors' Stock Option Plan;
3. To confirm the Board of Directors' selection of Coopers & Lybrand L.L.P. as the Company's auditors; and
4. To transact such other business as may properly come before the meeting or at any adjournment thereof.

The Board of Directors has fixed the close of business on Friday, March 6, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment hereof.

     By order of the
     Board of Directors
     Hickory Tech Corporation

    /s/ David A. Christensen

     David A. Christensen, Secretary

Mankato, Minnesota
March 17, 1998



IMPORTANT

IF YOU DO NOT PLAN TO ATTEND THIS MEETING, PLEASE VOTE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY, USING FOR THAT PURPOSE THE ACCOMPANYING ENVELOPE, FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU ARE URGED TO SIGN AND RETURN YOUR PROXY WITHOUT DELAY TO ENSURE ITS ARRIVAL IN TIME FOR THE MEETING.

ADDITIONAL COPIES OF THIS NOTICE, THE RELATED PROXY STATEMENT AND ADDITIONAL PROXY FORMS MAY BE OBTAINED FROM THE SECRETARY, HICKORY TECH CORPORATION, 221 EAST HICKORY STREET, P.O. BOX 3248, MANKATO, MINNESOTA 56002-3248. TELEPHONE NUMBER (507) 387-3355 OR (800) 326-5789.

HICKORY TECH CORPORATION
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248

March 17, 1998

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, APRIL 13, 1998

SOLICITATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hickory Tech Corporation, a Minnesota corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn located at 101 Main Street, Mankato, Minnesota, on Monday, April 13, 1998, at 2:00 p.m. (Central Standard time) or at any adjournment thereof. All properly executed proxies will be voted at the meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about March 17, 1998.

REVOCABILITY OF PROXY

A shareholder's proxy may be revoked by a shareholder at any time before it is exercised by filing a later dated proxy or a written notice of revocation with the Company's secretary, or by voting in person at the meeting.

ANNUAL REPORT

The Annual Report for the Company for the calendar year 1997, including financial statements, is separately enclosed in the envelope with this proxy statement.

VOTING

Each shareholder of record at the close of business on March 6, 1998, is entitled to one vote for each share of common stock held. As of that date, 4,542,672 shares were outstanding.

For each share held, shareholders may cast one vote for each proposal identified on the proxy card. For each share held, shareholders may cast one vote for each of three directorships to be filled at this meeting. If you do not wish your shares to be voted for a particular nominee, please so indicate in the space provided on the proxy card.

Abstentions and broker non-votes will be counted as present or represented at the meeting for purposes of determining whether a quorum exists. However, broker non-votes with respect to any matter brought to a vote will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained and, therefore, will have no effect on the outcome of any such matter. A majority of the shares present or represented at the meeting is required for approval of the proposals.

ITEMS REQUIRING YOUR CONSIDERATION

The following three items in this proxy statement require your consideration and approval:

1. Election of three directors for three-year terms.  See page 3.
2. Approval of the Directors' Stock Option Plan. See page 13.
3. Confirmation of the selection of Coopers & Lybrand L.L.P. as the Company's auditors. See page 15.

ELECTION OF DIRECTORS

Pursuant to the By-Laws of the Company, the Board of Directors has established the number of directors at nine. The By-Laws provide that the directors are divided into three classes; each class of directors serves a three-year term. Three directors will be elected at the meeting. A directorship for a term expiring in the year 2000 remains vacant following the expiration of a directorship and will not be filled at the meeting. The terms of directors James H. Holdrege, Lyle G. Jacobson and Starr J. Kirklin expire in 1998 and they are nominees. Proxies may not be voted for more than three nominees.

The following table sets forth information, as of February 28, 1998, including business experience during the past five years, as to the nominees for election and as to the other directors whose terms of office will continue after the meeting.

ROBERT D. ALTON, JR. has served as a director since 1993. His present term expires in 1999. Mr. Alton became President and Chief Executive Officer of the Company in 1993. Mr. Alton, age 49, is the former President of Telephone Operations of Contel Corporation and was employed in various executive and financial capacities at Contel Corporation for twenty-one years.

LYLE T. BOSACKER has served as a director since 1988. His present term expires in 2000. Mr. Bosacker, age 55, is a management consultant and President of CEO Advisors, Inc. Mr. Bosacker served as the Director of Corporate Information Services for International Multifoods from 1991 to 1993 and as its Director of Corporate Information Systems Planning from 1987 to 1991.

ROBERT K. ELSE has served as a director since 1990. His present term expires in 1999. Mr. Else, age 62, has been the President of EI Microcircuits, Inc. in Mankato, Minnesota since 1984. EI Microcircuits manufactures and assembles electronic circuit boards.

JAMES H. HOLDREGE has served as a director since 1992. His present term expires this year and he is a nominee. Mr. Holdrege, age 59, has been the General Manager of KATO Engineering Division, Reliance Electric Co. since 1984. KATO Engineering is a manufacturer of synchronous generators, power conditioning equipment and associated controls.

LYLE G. JACOBSON has served as a director since 1989. His present term expires this year and he is a nominee. Mr. Jacobson, age 56, has been the President and Chief Executive Officer of Katolight Corporation in Mankato, Minnesota, since 1985. Katolight Corporation is a manufacturer of diesel and gas powered electrical generator sets and generator controls.

R. WYNN KEARNEY, JR. has served as a director since 1993. His present term expires in 1999. Dr. Kearney, age 54, has been in private practice with the Orthopaedic & Fracture Clinic, P.A., in Mankato, Minnesota, since 1972 and is President of the Minnesota Orthopaedic Society. Dr. Kearney, a minority owner of the Minnesota Timberwolves, presently serves as President of the Mankato State University Foundation. Dr. Kearney is also a director of Exactech, Inc. of Gainesville, Florida.

STARR J. KIRKLIN has served as a director since 1989. His present term expires this year and he is a nominee. Mr. Kirklin, age 61, retired from First Bank System, Inc. in February of 1996. Mr. Kirklin is now employed as Director of Development for Mankato State University.

BRETT M. TAYLOR, JR. has served as a director since 1970. His present term expires in 2000. Mr. Taylor, age 68, is the retired Chairman of Brett's Department Stores, Co. and previously served as its President from 1971 to 1987.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES.

SECURITY OWNERSHIP OF MANAGEMENT

Directors, nominees and the executive officers of the Company named under "Remuneration of Executive Officers" own the following securities of the Company as of February 28, 1998:


Name of                                        Amount & Nature of     Percent of
Beneficial Owner                             Beneficial Ownership   Common Stock
----------------------------------------------------------------------------------
Robert D. Alton, Jr.                                 21,725(a)(b)          *
Lyle T. Bosacker                                    118,756(c)             2.6%
Robert K. Else                                        3,185(a)             *
James H. Holdrege                                     1,435(a)             *
Lyle G. Jacobson                                      8,023(d)             *
R. Wynn Kearney, Jr.                                 23,936(e)             *
Starr J. Kirklin                                      1,258(a)             *
Brett M. Taylor, Jr.                                 28,427(f)             *
Jon L. Anderson                                       1,589(a)(b)          *
David H. Rowley                                       4,737(a)(g)          *
David A. Christensen                                  7,679(a)(b)          *
Bruce H. Malmgren                                       631(a)             *
Asim Saber                                              400(a)             *

All of the above and other executive
officers as a group (14 persons)                    222,796(a)             4.9%

-------------------
 * Less than 1%
(a) Includes shares which may be acquired within 60 days after February 28, 1998 through the exercise of stock options. The persons who have such options and the number of shares which may be so acquired are as follows:
Mr. Alton, 10,417; Mr. Anderson, 334; Mr. Christensen, 3,747; Mr. Rowley, 334; and Mr. Malmgren, 267.

(b) Includes shares held in a trust under the long-term portion of the Company's Executive Incentive Plan as follows: Mr. Alton, 1,436; Mr. Anderson, 333; and Mr. Christensen, 632.

(c)  Includes 113,702 shares held by Mrs. Bosacker.

(d)  Includes 6,588 shares held by Mrs. Jacobson.

(e) Includes 3,531 shares held in a profit sharing trust and 4,261 shares held in a family foundation.

(f) Includes 16,611 shares held in a partnership and 11,816 shares in a trust for which Mr. Taylor is co-trustee.

(g)  Includes 4,103 shares held in a family trust.

OTHER EXECUTIVE OFFICERS

JON L. ANDERSON, age 45, has served as a Vice President since 1995. Mr. Anderson has served as President of Collins Communications Systems Co. since 1994 and was its Vice President and General Manager from 1991 to 1994.

DAVID A. CHRISTENSEN, age 45, has served as Secretary since 1993, Vice President and Chief Financial Officer since 1989, and Treasurer since 1986.

MARY T. JACOBS, age 40, has served as a Vice President of the Company since 1996, Vice President of Human Resources since 1998, and Director of Human Resources from 1993 to 1997.

BRUCE H. MALMGREN, age 53, has served as a Vice President of the Company and as President of National Independent Billing, Inc. since 1995. Mr. Malmgren was Senior Vice President of Sales and Marketing and National Sales Manager for Dataserv, Inc. from 1992 to 1995. Dataserv, Inc. provides technical services for commercial personal computer systems.

DAVID H. ROWLEY, age 57, has served as a Vice President since 1995 and President of Digital Techniques, Inc. since 1993.

ASIM SABER, age 43, has served as Vice President of the Company and President of the Company's Telephone Sector since August 1997. From 1993 to 1997, Mr. Saber was General Manager/CEO of Valley Telephone Co. in Texas. From 1990 to 1993, Mr. Saber was President of Virgin Islands Telecom, Inc. and Vice President of Virgin Islands Telephone Co.

There are no present family relationships between the executive officers, nor between the executive officers and the directors.

REMUNERATION OF EXECUTIVE OFFICERS

The remuneration paid or accrued to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose aggregate remuneration exceeded $100,000 in 1997 is as follows: In addition, partial year remuneration is included for Mr. Saber.

SUMMARY COMPENSATION TABLE

                                                             Long Term Compensation
                                     Annual Compensation              Award
                                     -------------------              -----
                                                                     Securities       All
 Name and                                                            Underlying      Other
 Principal                                                            Options/    Compensation
 Position                        Year     Salary($)   Bonus($)(2)     SARs (#)        ($)
 --------                        ----     ---------   -----------     -------     ------------

ROBERT D. ALTON, JR.             1997    $221,550(1)    $131,149(3)     5,500     $  9,500(4)
 Director, Chairman,             1996    $213,050(1)    $148,568(3)     5,400     $  7,923(4)
 President and Chief             1995    $205,800(1)    $113,740        3,486     $  8,625(4)
 Executive Officer

JON L. ANDERSON                  1997    $110,800       $ 85,765        1,200     $14,508(6)
 Vice President                  1996    $105,000       $ 24,697        1,000     $12,082(5)
                                 1995    $ 95,000       $ 43,910          N/A     $ 5,456(4)

DAVID A. CHRISTENSEN             1997    $127,500       $ 56,748(3)       700     $ 7,644(4)
 Vice President,                 1996    $122,900       $ 72,510(3)       800     $ 7,211(4)
 Chief Financial                 1995    $118,500       $ 51,139        1,405     $ 6,511(4)
 Officer, Secretary
 and Treasurer

BRUCE H. MALMGREN                1997    $124,400       $ 53,889        1,000     $ 3,970(6)
 Vice President                  1996    $119,600       $ 64,314          800     $ 3,561(5)
                                 1995    $110,100       $    N/A          N/A         N/A

DAVID H. ROWLEY                  1997    $114,500            -0-          500     $ 6,604(4)
 Vice President                  1996    $110,000       $ 47,737        1,000     $15,488(5)
                                 1995    $104,500       $ 64,333          N/A         N/A

ASIM SABER                       1997    $ 50,673(7)    $    N/A          N/A     $30,358(8)
 Vice President

-------------------
(1) Includes deferred compensation of $9,800 in 1995, $10,145 in 1996 and $10,550 in 1997, pursuant to a Supplemental Retirement Agreement with the Company. Each year Mr. Alton accrues benefits equal to 5% of his base salary. This accumulation of benefits will occur for a maximum of ten years of service commencing January 1, 1993. Benefits are paid upon termination of employment commencing on the earlier of Mr. Alton's 62nd birthday or his date of death.

(2) The Company and its subsidiaries have an Executive Incentive Plan whereby key executives may receive additional compensation based on annual performance and pre-established goals of the Company, its subsidiaries and the individual executive. In addition to cash compensation, each executive receives a performance award equal to one-half of the cash compensation. The cash award and performance award credit are shown in this column. The performance award is credited to the executive's performance account. This credit can be selected to be a cash credit or a stock credit. The stock credit is for the Company's stock and is held in a trust. If a cash credit, the account is annually credited with interest equal to the rate for a ten year Treasury Bond. If a stock credit, the account is credited with additional shares equal to the dividends on the shares held in the account. One-fourth of the performance account is vested immediately and an additional one-fourth vests each of the succeeding three years.

(3) Includes awards actually granted under the Company's 1993 Stock Award Program and distributed in 1996 to Mr. Alton of $38,038 and Mr. Christensen of $15,375; and under the Company's 1994 Stock Award Plan which were distributed in 1997 to Mr. Alton of $39,567 and Mr. Christensen of $15,614.

(4) Employer contributions to 401(k) Plans.

(5) Includes $6,157 contribution to 401(k) Plan and $5,925 in discretionary Stock Award in 1996 under the Company's Stock Award Plan for Mr. Anderson, $598 contribution to 401(k) Plan and $2,963 in discretionary Stock Award in 1996 under the Company's Stock Award Plan for Mr. Malmgren and $6,600 contribution to 401(k) Plan and $8,888 in discretionary Stock Award in 1996 under the Company's Stock Award Plan for Mr. Rowley.

(6) Includes $6,333 contribution to 401(k) Plan and $8,175 in discretionary Stock Award in 1997 under the Company's Stock Award Plan for Mr. Anderson, and $1,245 contribution to 401(k) Plan and $2,725 in discretionary Stock Award in 1997 under the Company's Stock Award Plan for Mr. Malmgren.

(7) Includes salary since date of hire, August 18, 1997.

(8) Includes a $30,000 one-time payment at time of hire and $358 contribution to the 401(k) Plan.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 Potential Realizable Value At Assumed
                                                                               Annual Rates of Stock Price Appreciation
                                        Individual Grants                                    For Option Term ($)
                         -----------------------------------------------------       ---------------------------
                                      % of Total
                                        Options
                        Options        Granted To      Exercise
                        Granted       Employees In       Price         Expiration
Name                     (#)(1)       Fiscal Year      ($/Share)          Date              5%(2)          10%(2)
----                     ------       -----------      ---------          ----              -----          ------
Alton                     5,500          43.7%          $28.375        May 31, 2007         $98,313        $248,875
Anderson                  1,200           9.5%          $28.375        May 31, 2007         $21,450        $ 54,300
Christensen                 700           5.6%          $28.375        May 31, 2007         $12,513        $ 31,675
Malmgren                  1,000           7.9%          $28.375        May 31, 2007         $17,875        $ 45,250
Rowley                      500           4.0%          $28.375        May 31, 2007         $ 8,938        $ 22,625

-------------------
(1) The options were granted at the fair market value of the shares on May 31, 1997. The options may be exercised for one-third of the shares after May 31, 1998, one-third of the shares after May 31, 1999, and one-third of the shares after May 31, 2000. All options expire on May 31, 2007, and in the event the optionee is no longer employed by the Company. All options vest upon the occurrence of an Event (as described in the 1993 Stock Award Plan). Shares acquired by the optionees are subject to rights of repurchase by the Company in the event the optionee terminates employment with the Company or wishes to transfer the shares.

(2) The exercise price was compounded at 5% and 10% over the ten year term of the options. The resulting stock price was reduced by the exercise price to determine the potential realizable gain at the assumed rates of appreciation.

FISCAL YEAR-END OPTION VALUES


                         Number of Securities           Value of Unexercised
                        Underlying Unexercised          In-The-Money Options
                      Options at Fiscal Year-End         At Fiscal Year-End
Name                                #                         $ (1)
----                               --                         -----
                      Exercisable    Unexercisable    Exercisable  Unexercisable
                      -----------    -------------    -----------  -------------
Alton                    10,417         10,262        $38,990        $66,392
Anderson                    334          1,866        $ 2,338        $12,762
Christensen               3,747          1,701        $12,542        $10,094
Malmgren                    267          1,533        $ 1,869        $10,481
Rowley                      334          1,166        $ 2,338        $ 8,037

-------------------
(1) Value of unexercised options equals fair market value of shares underlying in-the-money options at December 31, 1997 ($35.125 per share), less the exercise price per share times the number of in-the-money options outstanding.

LONG TERM INCENTIVE PLANS
AWARDS IN LAST FISCAL YEAR

Stock Award Programs (the "Programs") were implemented each year since 1993, pursuant to the terms of the Company's 1993 Stock Award Plan. This Plan was approved by the shareholders in 1993 and since amended. Each Program established a number of shares that may be issued to the executives of the Company contingent upon achievement of performance objectives over a three-year period. The objectives are based on compound annual increases in the earnings of the Company and its subsidiaries. The restricted shares established in the 1995 Stock Award Program were distributed to the participants in February of 1998.

                                                            Estimated Future Payouts
                                                      Under Non-Stock Price-Based Plans (1)
                                                      -------------------------------------
                        Number of       Performance
                      Shares, Units   or Other Period
                        or Other     Until Maturation
Name                  Rights(#)(1)       or Payout     Threshold(2)  Target(3)   Maximum(4)
----                  -------------  ----------------  ------------  ---------   ----------
Alton                    2,000            1 year          1,400       2,000       3,000
                         2,000            2 years         1,400       2,000       3,000

Anderson                   400            1 year            200         400         600
                           400            2 years           200         400         600

Christensen                300            1 year            100         300         450
                           300            2 years           100         300         450

Malmgren                   400            1 year            200         400         600
                           400            2 years           200         400         600

Rowley                     400            1 year            200         400         600
                           400            2 years           200         400         600

-------------------
(1) Under the terms of the Programs, shares will only be issued if the Company and its subsidiaries achieve established goals of compound annual growth in pre-tax net income for the three-year periods ending December 31, 1998 and 1999, respectively. This table assumes all financial objectives being achieved and the Committee approving a payout for each participant.

(2) No restricted shares will be issued unless the Company and its subsidiaries achieve the performance objectives. The number of shares in the "Threshold" column indicates the minimum number of shares to be awarded if the Company and subsidiary performance objectives have been achieved.

(3) There is a potential range of restricted shares established for each participant under each Program. The range has a separate threshold and target number of shares that can be awarded once the pre-established performance objectives of the Company and subsidiaries have been achieved. The number of shares in the "Target" column are the high end of this range, without consideration of footnote (4) below. No shares under each Program will be issued if pre-established performance objectives are not achieved.

(4) The Programs allow the Committee the authority to reward outstanding individual performance by issuing restricted shares to an individual in an amount not to exceed 150% of the number of shares the individual would have received under the targeted level. The shares in the "Maximum" column assume the Committee will issue 150% of the target number of shares to all participants.

COMPENSATION OF DIRECTORS

Directors received $350 for each Board and Committee meeting they attended through May, 1997, and $500 for each Board and Committee meeting they attended from June through December, 1997. In 1997, the Directors were paid an annual retainer of $10,000. These fees are waived if the individual is a paid employee of the Company. Directors have the option of receiving the retainer fee in cash or shares of Company stock.

CHANGE OF CONTROL

The Company has Change of Control Agreements with the following named executive officers: Robert D. Alton, Jr., Jon L. Anderson, David A. Christensen, Bruce H. Malmgren, David H. Rowley and Asim Saber. These Agreements provide that in the event there is a change in control of the Company and termination of these officers, the officers shall receive pay for the following number of years, unless they are released for cause, are disabled or die: 2.99 years for Robert D. Alton, Jr., and two years for Jon
L. Anderson, David A. Christensen, Bruce H. Malmgren, David H. Rowley and Asim Saber. If the officers are released within three years after change in control, for a reason other than cause, death or disability, they shall be paid a lump sum amount equal to their compensation for the designated time periods. In the event of a change in control of the Company and the simultaneous release of the officers, the approximate maximum amount of compensation that would be paid to Messrs. Alton, Anderson, Christensen, Malmgren, Rowley and Saber under their current agreements would be $1,325,750, $381,425, $393,925, $437,340, $323,120, and $550,700,
respectively.

SEVERANCE PAY

The Company has an agreement with Robert D. Alton, Jr. that if he is discharged by the Company, he will receive severance pay equal to 12 times his then current monthly base salary. The current maximum amount payable under this agreement would be $221,550. No payments will be made to Mr. Alton if he is discharged for fraud, misappropriation of funds, embezzlement or the commission of a work related felony.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

During the fiscal year 1997, the Board of Directors held 11 meetings. The Company has an Audit Committee consisting of Messrs. Else, Holdrege and Kearney. The Audit Committee reviews internal controls of the Company and its financial reporting, and meets with certified public accountants on these matters; three meetings were held in 1997. The Company also has a Compensation Committee consisting of Messrs. Bosacker, Jacobson and Taylor. The Compensation Committee makes recommendations to the Board regarding compensation for top management of the Company; six meetings were held in 1997. The Company also has a Corporate Development Committee consisting of Messrs. Alton, Else, Kearney and Kirklin. The Corporate Development Committee investigates potential expansion and new markets for the Company; nine meetings were held in 1997. The Company does not have a nominating committee.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The compensation program for executives is the responsibility of the Compensation Committee of the Board of Directors. In 1997, this Committee was composed of three outside directors, Messrs. Bosacker, Jacobson and Taylor. Mr. Bosacker is Chairperson of this Committee.

The Board of Directors has established the following ongoing principles and objectives for the Company's executive compensation program:

1. Provide compensation opportunities that will attract, motivate and retain highly qualified managers and executives.

2. Link executive's total compensation to the Company's financial performance and individual job performance.

3. Provide a balance between incentives focused on achievement of annual objectives and longer term incentives linked to increases in earnings and shareholders' value.

There are three elements to the compensation plan: annual base salary, cash or stock bonuses (the "Executive Incentive Plan"), and longer term incentives (the "Stock Award Plan").

Annual base salaries are somewhat influenced by the pay practices of comparable companies so that the Company remains reasonably competitive with what others are doing.

The Executive Incentive Plan has both an annual and a long-term component. The Executive Incentive Plan rewards an executive with a cash bonus for attainment of annually established financial objectives based on a combination of revenue, earnings and/or return on equity. The individual executive's performance is also factored into awards made under the Executive Incentive Plan. In addition to the payment of a cash bonus, an account is established for each executive equal to 50% of the cash bonus. This award can be credited to a cash account or a stock account, at the participant's discretion. If a cash credit is selected, the account is increased annually based on interest equal to the rate of a ten year Treasury Bond. If a stock credit is selected, the account is credited with additional shares equal to the dividends on the shares held in the account. One-fourth of this account is vested immediately and an additional one-fourth vests each of the succeeding three years.

The Stock Award Plan allows the Company to issue restricted shares, unrestricted shares, incentive stock options and non-qualified stock options to officers of the Company. The 1997 Stock Award Program that was adopted pursuant to the Stock Award Plan issued incentive stock options to seven officers of the Company. The incentive stock options vest over a three-year period and must be exercised within ten years of their issuance. Stock options are designed to reward executives as the fair market value of the stock increases. The 1997 Stock Award Program also establishes a range of restricted shares that may be issued to each officer under the Program contingent upon the achievement of performance objectives over a three-year period. The objectives are based on increases in the earnings of the Company and its subsidiaries.

The Committee applied the above-described principles and objectives in determining the compensation of the Chief Executive of the Company, Mr. Alton. In setting the 1997 salary, the Committee reviewed Mr. Alton's total compensation program to make sure that it was closely related to the performance of the Company in 1996. In establishing Mr. Alton's salary for 1997, the Committee specifically considered the satisfactory results of the Company in 1996 as compared to targeted goals in the areas of annual revenue, pre-tax profitability, return on equity and rate of growth. The Committee also reviewed the compensation of the CEO to determine that the compensation was competitive for similar positions in comparable companies and was equitable for the Company and its shareholders.

COMPENSATION COMMITTEE
Lyle T. Bosacker
Lyle G. Jacobson
Brett M. Taylor, Jr.

FIVE-YEAR SHAREHOLDER RETURN
PERFORMANCE PRESENTATION

The line graph presentation compares cumulative, five-year shareholder returns on an indexed basis. The graph shows the value at each year of $100 invested in the Company's stock and the indexes at December 31, 1992 and assumes the reinvestment of all dividends. The Board of Directors has approved a peer group of four (4) independent telecommunications companies which have been used for purposes of this performance comparison. These companies were selected because they have a similar proportion of core business in regulated telephone operations, a similar pattern of internal diversification and moderate external acquisition activity. The companies selected to be in the peer group are identified below. The following graph compares the cumulative five year performance of the Company's common stock to the S&P Composite and to an index of peer companies.

TOTAL RETURN TO SHAREHOLDERS
DECEMBER 1992 TO DECEMBER 1997








(Following are the tables in the proxy which describe the points of the graph.)


Annual Returns (Based on Dividends Reinvested Monthly)

                                      Return    Return    Return    Return    Return
                                       1993      1994      1995      1996      1997
                                       ----      ----      ----      ----      ----
Hickory Tech                           7.51     (1.17)     1.45     (8.93)    37.75
S&P 500 Composite Index               10.08      1.32     37.58     22.96     33.36
Peer Group Index Average              16.81     (3.74)    51.43      6.81     17.55
Indexed Returns (12/31/92 = 100)


Value at December 31

                                       1992      1993      1994      1995      1996      1997
                                       ----      ----      ----      ----      ----      ----
Hickory Tech                           100      107.51    106.25    107.79     98.17    135.23
S&P 500 Composite Index                100      110.08    111.53    153.45    188.68    251.63
Peer Group Index Average               100      116.81    112.45    170.28    181.87    213.80


     Companies in selected Peer Group are:
     Aliant Communications, Inc.
     Cincinnati Bell, Inc.
     Frontier Corporation
     Southern New England Telecommunications Corporation

APPROVAL OF HICKORY TECH CORPORATION DIRECTORS' STOCK OPTION PLAN

On January 28, 1998, the Board of Directors approved the Hickory Tech Corporation Directors' Stock Option Plan (the "Plan"), subject to the approval of the Plan by the shareholders of the Company at the 1998 Annual Meeting. A copy of the Plan is attached as Exhibit A to this Proxy Statement, and the following discussion of the Plan is qualified in its entirety by reference to the full text of the Plan.

The purpose of the Plan is to aid the Company in attracting and retaining the best available individuals for service as directors of the Company and to provide additional incentive to certain non-employee directors of the Company to serve as directors.

TERMS OF THE PLAN

The Plan provides for the granting of annual stock options to non-employee directors if the Company meets certain performance criteria during a fiscal year. If the Company obtains both consolidated return on equity of 15% based on beginning shareholders' equity and a 10% increase in the Company's pre-tax net income over the immediately preceding fiscal year, then eligible directors will automatically receive an option to purchase 1,000 shares of the Company's common stock at the fair market value for such shares on the date of grant.

Assuming the Company's common stock is traded on the Nasdaq National Market System or is listed on a stock exchange on the date of grant, the fair market value of such shares is the average closing sale price on such system or exchange during the five trading days on which there was actual trading ending on the trading day on which there was actual trading immediately preceding the date of grant of the option. If the common stock is not so traded or listed, the Board of Directors determines the fair market value.

Option granted under the Plan have a term of ten years and may be exercised by payment in full of the exercise price.

ELIGIBILITY

The Plan applies to non-employee directors only, and no director who is an employee of the Company may be granted options under the Plan.

ADMINISTRATION

The Plan is administered by the Board of Directors. The Board of Directors has the authority to establish rules for such administration, and determinations and interpretations with respect to the Plan are at the sole discretion of the Board of Directors, whose determinations and interpretations are binding on all interested parties.

MAXIMUM NUMBER OF SHARES; RESTRICTION ON TRANSFERS

The maximum aggregate number of shares of the Company's Common Stock that may be issued under the Plan is 100,000 (subject to adjustment pursuant to certain anti-dilution provisions in the Plan). If an option expires or becomes unexercisable for any reason without having been exercised in full, the unpurchased shares that were subject thereto are available for future grant under the Plan.

No option granted under the Plan may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner by the individual to whom it is granted, otherwise than by will or the laws of descent and distribution. Each option is exercisable, during such individual's lifetime, only by such individual.

AMENDMENT; TERMINATION

The Board of Directors may amend, alter or discontinue the Plan at any time. However, no amendment, alteration, suspension or discontinuance may be made that would impair the rights of any individual to whom an option is granted without his or her consent. In addition, any such amendment or termination of the Plan shall not affect options already granted under the Plan, and such options will remain in full force and effect as if the Plan had not been amended or terminated.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE HICKORY TECH CORPORATION DIRECTORS' STOCK OPTION PLAN.

CONFIRMATION OF AUDITORS

Subject to the approval of the shareholders, the Board of Directors has
employed Coopers & Lybrand L.L.P., as the Company's auditors for 1998.   No
representative of Olsen Thielen & Co., Ltd., the auditors for 1997, is expected to be present at the meeting. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE CONFIRMATION OF COOPERS & LYBRAND L.L.P.

COMPLIANCE WITH SECTION 16 (a) OF THE SECURITIES EXCHANGE ACT

Section 16 (a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors, and persons who beneficially own more than 10% of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies thereof. Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16
(a) filing requirements applicable to its executive officers and directors were complied with.

METHOD AND EXPENSES OF SOLICITATION

The entire cost of this solicitation will be paid by the Company. In addition to solicitation by mail, officers or regular employees of the Company may solicit proxies by personal interview, mail, telephone and telegraph and may request brokers and other custodians, nominees and fiduciaries to forward soliciting material to their beneficial owners at the expense of the Company.

PROPOSALS OF SHAREHOLDERS

Proposals submitted by shareholders must be received by the Company not later than November 17, 1998, for inclusion in the proxy materials for the next Annual Meeting proposed to be held in April, 1999. The By-Laws of the Company provide that for shareholders to properly bring a proposal before a regular meeting of the shareholders, the shareholders must submit a written notice to the Secretary of the Company. The written notice must set forth: (1) the names and addresses of the shareholders; (2) the class and number of shares owned by the shareholders; (3) a brief description and the reasons for the proposal; and (4) any material interest of the shareholders in the proposal.

AVAILABILITY OF FORM 10-K

Shareholders of record on March 6, 1998, may obtain a copy of the Company's Form 10-K for the 1997 fiscal year, free of charge, by a written request to the Company's executive offices directed to:

David A. Christensen, Secretary
Hickory Tech Corporation
221 East Hickory Street, P.O. Box 3248
Mankato, Minnesota 56002-3248

OTHER MATTERS

The Management does not know of other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

IN THE INTEREST OF ECONOMY, YOU ARE REQUESTED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. ALL SHAREHOLDERS SHOULD SIGN THE PROXY. (NO POSTAGE IS REQUIRED ON THE ENCLOSED ENVELOPE.)

By the order of
the Board of Directors
Hickory Tech Corporation

/s/ Robert D. Alton, Jr.
------------------------
Robert D. Alton, Jr.
Chairman

EXHIBIT A

HICKORY TECH CORPORATION
DIRECTORS' STOCK OPTION PLAN

1. Purpose of the Plan. The purpose of this Hickory Tech Corporation Directors' Stock Option Plan is to attract and retain the best available individuals for service as Directors of the Company and to provide additional incentive to the Outside Directors of the Company to serve as Directors.

2.   Definitions.
          (a)  "Board" shall mean the Board of Directors of the Company.
          (b)  "Common Stock" shall mean the Common Stock of the Company.
          (c) "Company" shall mean Hickory Tech Corporation, a Minnesota corporation.
          (d)  "Director" shall mean a member of the Board.
          (e) "Employee" shall mean any person, including officers and Directors, employed by the Company or any parent or subsidiary of the Company.
          (f)  "Fair Market Value" shall have the meaning set forth in
          Section 7.
          (g) "GAAP" shall mean generally accepted accounting principles in the United States in effect from time to time.
          (h)  "Option" shall mean a stock option granted pursuant to the Plan.
          (i) "Optionee" shall mean an Outside Director who receives an Option.
          (j)  "Outside Director" shall mean a Director who is not an Employee.
          (k)  "Performance Criteria" shall mean, for a given fiscal year, both
          (A) consolidated return on equity of 15% based on beginning shareholders' equity, and (B) a 10% increase in the Company's pre-tax net income over the fiscal year immediately preceding the given fiscal year. The Performance Criteria shall be determined in accordance with GAAP based solely on the audited financial statements of the Company for the relevant fiscal years.
          (l)  "Plan" shall mean this Directors' Stock Option Plan.
          (m)  "Shares" shall mean shares of the Common Stock.

     3. Shares Subject to the Plan. Subject to Section 10, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 100,000 shares of Common Stock. If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject thereto shall become available for future grant under the Plan.

     4. Grants of Option under the Plan. On the date of the close of the audit following each of the fiscal years in which the Company satisfies the Performance Criteria, each Outside Director shall automatically receive an Option to purchase 1,000 Shares at fair market value on the date of grant. Each Option shall be for a term of ten years.

     5. Powers of the Board. Subject to the provisions and restrictions of the Plan, the Board shall have the authority, in its discretion: (i) to determine the fair market value of the Common Stock; (ii) to interpret the Plan; (iii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option granted hereunder; and (iv) to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

     6. Effective Date of Plan. The Plan shall become effective upon its approval by the shareholders of the Company as described in Section 15.

     7. Fair Market Value. The fair market value of a Share shall be, in the event the Common Stock is traded on the Nasdaq National Market System or listed on a stock exchange, the average closing sale price on such system or exchange during the five trading days on which there was actual trading ending on the trading day on which there was actual trading immediately preceding the date of grant of the Option, as reported in The Wall Street Journal. In the event the Common Stock is not so traded or listed, the Board shall determine fair market value.

     8.   Exercise of Option.

          (a) Procedure for Exercise; Rights as a Shareholder. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Until the issuance of the stock certificate evidencing the Shares so purchased, the purchaser shall have no right to vote or receive dividends or any other rights as a shareholder. A share certificate for the number of Shares purchased shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10.

          (b) Death of Optionee. Notwithstanding Section 8(a) in the event of the death of an Optionee, the Option may be exercised at any time within six months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance.

     9. Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

     10.  Adjustments Upon Changes in Capitalization, Dissolution or Merger.
     In the event that the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of Shares available under this Plan and the number of Shares subject to outstanding Options and the exercise price per share of such Options shall be proportionally adjusted. Such adjustment shall be made by the Board, whose determination in that respect shall be conclusive.

     11.  Amendment and Termination of the Plan.

          (a) Amendment and Termination. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuance shall be made which would impair the rights of any Optionee under any grant therefore made, without his or her consent.

          (b) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated.

     12. Conditions Upon Issuance of Shares. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by law.

     13. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares available for issuance pursuant to this Plan as shall be sufficient to satisfy the requirements of the Plan.

     14. Option Agreement. Option may, but need not, be evidenced by written option agreements in such form as the Board shall approve.

     15. Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company.

                                    PROXY/VOTING INSTRUCTION CARD

                           HICKORY TECH CORPORATION
                           221 EAST HICKORY STREET
                                P.O. BOX 3248
                            MANKATO, MN 56002-3248

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 13, 1998

     Messrs. Robert D. Alton, Jr. and Lyle T. Bosacker are hereby appointed Proxies to represent and to vote on the reverse side hereof, all shares of common stock of Hickory Tech Corporation, a Minnesota corporation, held by the undersigned at the Annual Meeting of Shareholders on April 13, 1998, and at any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1, 2 and 3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY MUST BE SIGNED AND RETURNED IN ORDER FOR YOUR SHARES TO BE VOTED.

            PLEASE VOTE, SIGN AND DATE ON THE REVERSE SIDE

                             THANK YOU

               (continued, and to be signed on the reverse side)
------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR the following proposals:


ITEM 1.  Election of Directors.

     / /  FOR all nominees listed below   / /  AGAINST all nominees listed below

     The nominees are: James H. Holdrege, Lyle G. Jacobson and Starr J. Kirklin.

(Instructions: To withhold authority to vote for any individual nominee, write such name in the space provided below.)


ITEM 2.  Approve the Hickory Tech Corporation Directors' Stock Option Plan.

/ /  FOR       / /  AGAINST        / /  ABSTAIN

ITEM 3. Approve the Appointment of Coopers & Lybrand, L.L.P. as Independent Auditors of the Company for 1998.

     / /  FOR       / /  AGAINST        / /  ABSTAIN

                                  Dated                          , 1998
                                        -------------------------

                                  --------------------------------------
                                        Signature of Shareholder

                                  --------------------------------------
                                        Signature of Shareholder

                                  All persons named on the stock certificates should sign exactly as their names appear thereon. The label shows the names according to the Company records.

PLEASE SIGN AND RETURN PROMPTLY.  THANK YOU.